EXHIBIT 10(R)
GENERAL MOTORS CORPORATION
COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
1. Name and Purpose
     The name of this plan is the General Motors Corporation Compensation Plan for Non-Employee Directors (the “Plan”). Its purpose is to provide Non-Employee Directors (“Directors”) of General Motors Corporation (the “Corporation”) with an opportunity to defer compensation while providing them a means to increase their stock ownership. The Plan’s purpose will be accomplished by using share units of GM $1-2/3 par value Common Stock (“Common Stock”) to ensure that Director compensation is closely aligned with stockholder interests and the performance of the Corporation.
2. Effective Date
     The Plan became effective January 1, 1996 following approval by stockholders on May 23, 1997. The Plan as amended on December 4, 2007, shall be effective January 1, 2008.
3. Administration
     The Directors and Corporate Governance Committee of the Corporation’s Board of Directors (“DCG”) will administer the Plan. The decisions of the DCG with respect to any questions arising as to the interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding on all parties.
     The DCG is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations, and to delegate responsibilities, as it deems appropriate for the proper administration of the Plan.
4. Eligibility
     Eligibility to participate in the Plan is limited to Directors who are not current or former officers of the Corporation or of a subsidiary of the Corporation.
5. Election of Deferral; Required Deferral
     On or before December 31 of each year prior to the year compensation is to be earned, each Director, or nominee for election as a Director, must make an irrevocable election to defer receipt of all or a specified portion of the compensation (exclusive of expense reimbursement) otherwise payable during the following year for serving on the Board of Directors of the Corporation and its Committees. The Plan will establish and maintain for each Director an unfunded deferred compensation account. The Director’s compensation will be credited annually to such Director’s deferred compensation account on December 31 of the year in which the compensation was earned.
     A Director’s compensation may be deferred into share units of Common Stock a cash-based alternative, or a combination of the two, as the Director shall elect.
     When a Director is elected to the Board for the first time, the Director’s election under the Plan for the remainder of the calendar year in which the Director joins the Board must be made prior to the month in which he or she performs services as a newly elected Director.

     Each annual deferral election will include the method by which the value of amounts deferred will be measured and distributed in accordance with Sections 7 and 8 below, respectively.
     A portion, as annually determined by the DCG, of each Director’s annual Board retainer is required to be deferred in share units of Common Stock, in accordance with Section 7(b) below.
6. Manner of Electing Deferral
     A Director will elect to defer all or a portion of his or her compensation by giving written notice to the Corporation before January 1 of the year in which the compensation is to be earned. Such notice will include:
          (a) The mandatory deferral, which will equal a portion of the Director’s annual Board retainer as determined pursuant to Section 5, and will be deferred in the form of share units of Common Stock;
          (b) The voluntary deferral, which will be the amount or percentage of the Director’s remaining compensation that may be credited under share units of Common Stock and/or the cash-based alternative; and
          (c) The election of a lump sum cash payment or a number of annual cash installments (not to exceed ten) for distribution of deferred compensation. For purposes of Section 409A of the Internal Revenue Code, each installment shall be treated as a separate payment.
     In subsequent annual elections, a Director may change any or all of the above elections, but only with respect to future compensation.
7. Value of Compensation Accounts
     Deferred compensation will be held in the Director’s account and will be credited, pursuant to the Director’s written instructions, as follows:
          (a) Share Units of Common Stock Deferral Alternative
     Amounts deferred under this alternative will be converted into share units of Common Stock determined by dividing the amount of compensation deferred each calendar year by the average daily closing market price of such stock as reported in The Wall Street Journal (or, if such prices are not reported in The Wall Street Journal, in another reliable, widely available source of such prices as designated by the DCG) for that calendar year. Dividend equivalents in the form of additional share units of Common Stock will be credited to the Director’s account annually on December 31 in an amount equal to the sum of the per share cash dividend multiplied by the number of share units of Common Stock in the Director’s account on December 31 after giving effect to that year’s annual credit pursuant to Section 5 above, and then divided by the average market price of such stock on each dividend payment date. In the event of any change in the number or kind of any outstanding shares of the Corporation, appropriate adjustments will be made in the number of share units of Common Stock credited to a Director’s account.
     Amounts credited to the Director’s account will continue to accrue interest and/or dividend equivalents until distributed in accordance with provisions of the Plan. Share units of Common Stock will be calculated to the nearest thousandth. Average market price on any valuation date under the Plan is defined as the mean of the highest and lowest sales prices of GM Common Stock as reported in The Wall Street Journal.

     In the event that the Director’s account is credited with share units of Common Stock calculated as provided in this Section 7, the value of such portion of the account for purposes of distribution to the Director will be determined by multiplying the number of share units of Common Stock credited to the account by the average daily closing market price of GM Common Stock as reported in The Wall Street Journal for the calendar quarter prior to payment.
     As further described in Section 10, a Director will not have any interest in the deferred compensation held in his or her account until it is distributed in accordance with the Plan. A Director’s deferred compensation account is an unsecured liability of the Corporation.
          (b) Cash-Based Deferral Alternative
     The crediting rate for this investment option is set each January and applies to all amounts previously deferred and earmarked for the cash-based deferral alternative. It is based on 120% of the twelve-month average of the closing rates of Ten-Year United States Treasury Notes on the first business day of the preceding twelve months.
          (c) Grandfathered Stock Options
     For Directors who were granted stock options between 1999 and 2002 under the General Motors Corporation Non-Employee Director Long-Term Stock Incentive Plan (the “Terminated Option Plan”), the stock options have a term of 10 years and 2 days from the date of grant, subject to earlier termination as provided herein. Such stock option became exercisable, in one-third increments, beginning one year from the date of grant. Stock option grants made after January 1, 2001 remain exercisable for their full term upon a Director’s retirement.
     Stock options granted under the Terminated Option Plan are not transferable other than by will or by the laws of descent and distribution. A Director’s beneficiary, or if no such designation has been made, the Director’s legal representative or such other person entitled thereto by a court of competent jurisdiction, may exercise, in accordance with the Plan’s provisions, all unexercised options for a period of three years from the date of the Director’s death, subject to earlier expiration of the stock option by its original terms.
     On the date of exercise the Director must pay the full amount of the stock option exercise price. The stock option exercise price may be paid by the Director either in cash or shares of the same type of stock as the stock option to be exercised, or a combination of cash and such shares. If stock is used to exercise stock options it will be valued at the stock’s fair market value on the date of exercise. A cashless exercise of such stock options will be permitted in accordance with the administrative procedures for exercising stock options established pursuant to The Sarbanes Oxley Act of 2002.
     If a Director leaves the Board while holding unexercised stock options previously granted to him or her under the Terminated Option Plan, such stock options will immediately be forfeited, except in the case of the Director’s (i) death, (ii) disability, (iii) retirement after attaining the minimum age of 70, or (iv) such other conditions as may be approved by the DCG. Stock options granted to a Director who ceases to be a Director under the circumstances set forth in clauses (ii), (iii) or (iv) of the preceding sentence will remain exercisable for a period of the lesser of the term of the grant or five years from the date the Director leaves the Board for options granted prior to January 1, 2001. Stock option grants made after January 1, 2001 remain exercisable for their full term upon a Director’s retirement.
8. Method of Distribution of Deferred Compensation
     No distribution will be permitted from a Director’s deferred compensation account except as provided in this Section 8.
     Amounts deferred and credited under this Plan are not available until after the Director retires or otherwise separates from the Board. After a Director leaves the Board, payment under this Plan will be made in cash, based on the number of share units in a Director’s deferred compensation account, valued at the market price as provided in Section 7. The value of a Director’s deferred compensation account invested in share units of Common Stock or the cash-based alternative is payable in accordance with the Director’s deferral election, in cash, in a lump sum or in up to ten annual installments as provided in Section 6. If annual installments are elected, the amount of the first payment will be a fraction of the value of the Participant’s deferred compensation account as of December 31st of the year preceding payment, the numerator of which is one and the denominator of which is the total number of installments elected. The amount of each subsequent payment will be a fraction of the value as of December 31st of the year preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. The distribution of the deferred compensation will be made, or will commence, as soon as practicable in January of the year following a Director’s ceasing to be a Director.
     If a Director leaves the Board with less than five years of service, any deferred compensation will be paid to such Director in a lump sum in January following separation from the Board, which will negate the original election of a number of installment payments elected.
9. Distribution Upon Death
     A Director may designate a beneficiary or beneficiaries to receive amounts credited under the Plan in the event of the Director’s death. A designation of beneficiary or beneficiaries shall be on a form prescribed by and filed with the Secretary of the DCG. In the event of the Director’s death, the unpaid amount in such Director’s Plan account will be paid to his or her beneficiary, or if none has been designated, to his or her estate. Such payment will be made in one lump sum in cash not later than 90 days following the date of death. The value of the Plan account on the date of payment will be determined in accordance with the provisions of Section 7 hereof.
10. Participant’s Rights Unsecured
     A Director shall not have any interest in any amounts credited to his or her account(s) until it is paid in accordance with the Plan. All amounts deferred under the Plan shall remain the sole property of the Corporation, subject to the claims of its general creditors and available for use by the Corporation for whatever purposes are desired. With respect to amounts deferred, a Director shall be merely a general creditor of the Corporation and the obligation of the Corporation hereunder shall be purely contractual and may or may not be funded or secured in any way.
11. Non-Assignability
     The right of a Director to the payment of deferred compensation as provided in this Plan shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except as provided in Section 9.
12. Statement of Accounts; Statement of Stock Options
     Statements will be sent to each Director as soon as practicable each year as to the value of his or her deferred compensation accounts as of the end of the previous year, together with a summary of his or her stock options, if applicable.
13. Business Days
     If any date specified herein falls on a Saturday, Sunday or legal holiday such date shall be deemed to refer to the next GM business day after that date unless such date is December 31, in which case such date shall be deemed to refer to the immediately prior GM business day.

14. Adjustments to Grandfathered Stock Options
     Outstanding stock options and share units of Common Stock awarded under this Plan will be subject to appropriate adjustment in the event of future stock splits, stock dividends, spin-offs, split-offs or other changes in capitalization of the Corporation to prevent the dilution or enlargement of the Director’s rights under the Plan. Such adjustments to stock options will be made in the same manner as adjustments to stock options issued pursuant to the General Motors Corporation 2007 Long-Term Incentive Plan or its successor. Such adjustments to share units of Common Stock will be made in the same manner as adjustments to shares of GM Common Stock contained in the General Motors Corporation’s Dividend Reinvestment and Stock Purchase Plan or its successor.
15. Amendments and Termination
     This Plan may at any time be amended, modified or terminated by the DCG to comport with changes in the Internal Revenue Code of 1986, as amended (the “Code”), or the Employee Retirement Income Security Act of 1974, as amended, or the rules or regulations promulgated thereunder. In addition the DCG may, in its sole discretion, modify the terms and conditions of the Plan in response to and consistent with any changes in other applicable law, rule or regulation. The DCG also reserves the right to modify the Plan from time to time, or to terminate the Plan entirely; provided, however, that no modification of the Plan, except for such modifications as may be required by law, rule or regulation, will operate to annul an election already in effect for the current calendar year or any preceding calendar year. The DCG shall not amend or terminate the Plan or an account if such action would result in tax and penalties under Section 409A of the Code.
     It is the Corporation’s intent that the Plan complies in all respects with Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), or its successor, and any regulations promulgated thereunder. If any provision of the Plan is found not to be in compliance with such Rule and such regulations, the provision will be deemed null and void, and the remaining provisions of the Plan will continue in full force and effect. All transactions under this Plan will be executed in accordance with the requirements of Section 16 of the Exchange Act and regulations promulgated thereunder.